EXHIBIT 10.15
                      EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made effective as of March 1, 1996, by and between Ross Stores, Inc. (the "Company") and Barbara Levy. Ms. Levy is presently employed by the Company as a Senior Vice President and General Merchandising Manager ("GMM") and it is now the intention of the Company and the GMM to enter into a written employment agreement. Accordingly, the Company and the GMM enter into this Agreement.

     1. Term. The employment of the GMM by the Company will continue as of the date hereof and end on March 1, 1999, unless extended or terminated in accordance with this Agreement. During January 1998, and during January every two years thereafter (2000, 2002, etc.) for so long as the GMM is employed by the Company, upon the written request of the GMM the Executive Vice President, Merchandising with input from the Company's Chief Executive Officer shall consider extending the GMM's employment with the Company. Such request must be delivered to the Executive Vice President, Merchandising no later than the December 1st which precedes the January in which the requested extension will be considered. The Executive Vice President, Merchandising shall advise the GMM, in writing, on or before the February 1st following the GMM's written request, whether the requested extension is approved. The failure of the Executive Vice President, Merchandising to provide such written advice shall constitute approval of the GMM's request for extension. If the GMM's request for an extension is approved, this Agreement shall be extended two additional years.

     2. Position and Duties. The GMM shall continue to serve as a GMM of the Company with overall responsibility for her assigned merchandising area. The GMM shall report directly to the Company's Executive Vice President, Merchandising. The GMM shall devote substantially all of her working time and efforts to the business and affairs of the Company. During the term of her employment, the GMM may engage in outside activities provided those activities do not conflict with her duties and responsibilities hereunder, and provided further that the GMM gives written notice to the Board of any significant outside business activity in which she plans to become involved, whether or not such activity is pursued for profit. The GMM may not render services to or invest in any business competitive with any existing or contemplated business of the Company except with respect to personal investments in securities, limited partnerships or similar passive investment interests that are publicly traded subject to the restrictions set forth in paragraph 9.

     3. Place of Performance. The GMM shall be employed at the Company's New York buying office, except for required travel on the Company's business.

     4.   Compensation and Related Matters.

          a. Salary. During her employment the Company shall pay the GMM a monthly salary of $27,500.00, less applicable withholding ($330,000.00 on an annualized basis). This salary shall be payable in equal installments in accordance with the Company's normal payroll practices applicable to senior officers. Subject to the first sentence of this paragraph, the GMM's salary may be adjusted upward from time to time by the Company in accordance with normal business practices of the Company.

          b. Bonus. During her employment the Company shall continue to pay the GMM an annual bonus in accordance with the terms of the existing bonus incentive plan that covers the GMM (or any replacement plan of substantially equivalent or greater value that may subsequently be established and in effect at the time for such action).

          c. Expenses. During her employment the GMM shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

          d. Other Benefits. The GMM shall be entitled to continue to participate in all of the Company's employee benefit plans and arrangements in effect on the date hereof in which the GMM now participates (including without limitation each pension and retirement plan and arrangement, supplemental pension and retirement plan, deferred compensation plan, short-term and long-term incentive plan, stock option plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, physical examination program, dental care plan, accidental death and disability plan, survivor income plan, relocation plan, financial, tax and legal counseling programs, and vacation plan).
The Company shall not make any changes in such plans or arrangements which would adversely affect the GMM's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of the Company and does not result in a proportionately greater reduction in the rights of, or benefits to, the GMM as compared with any other senior executive of the Company. The GMM shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Except as otherwise specifically provided herein, nothing paid to the GMM under any plan or arrangement presently in effect or made available in the future shall be in lieu of the salary or bonus payable under subsections (a) and (b).

          e. Vacations. The GMM shall be entitled to the number of vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company's vacation plan. The GMM shall also be entitled to all paid holidays given by the Company to its executives. Unused vacation days shall not be forfeited once they have been earned and, if still unused at the time of the GMM's termination of employment with the Company, shall be promptly paid to the GMM at their then-current value, based on the GMM's rate of pay at the time of her termination of employment.

          f. Services Furnished. The Company shall furnish the GMM with office space and such services as are suitable to the GMM's position and adequate for the performance of her duties.

     5.   Confidential Information.

          a. The GMM agrees not to disclose, either while in the Company's employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any confidential information obtained while in the employ of the Company, including, without limitation, any of the Company's inventions, processes, methods of distribution or customers or trade secrets; provided, however, that this provision shall not preclude the GMM from use or disclosure of information known generally to the public or from disclosure required by law or court order.

          b. The GMM agrees that upon leaving the Company's employ she will make herself reasonably available to answer questions from Company officers regarding her former duties and responsibilities and the knowledge she obtained in connection therewith. In addition, she will not take with her, without the prior written consent of any officer authorized to act in the matter by the Board, any study, memoranda, drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates and divisions.

          c. The GMM understands and agrees that her obligation pursuant to this paragraph 5 shall survive the termination of this Agreement and her termination of employment for any reason under this Agreement.

     6. Termination. The GMM's employment may be terminated during the term of this Agreement only as follows:

          a. Death. The GMM's employment shall terminate upon her death.

          b. Disability. If, as a result of the GMM's incapacity due to physical or mental illness, the GMM shall have been absent from her duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty days after written notice of termination is given by the Company or the GMM (which may occur before or after the end of such six-month period), the GMM shall not have returned to the performance of her duties hereunder on a full-time basis, the GMM's employment shall terminate. A termination of employment pursuant to this paragraph 6(b) shall be deemed an involuntary termination for purposes of this Agreement or any plan or practice of the Company.

          c. Cause. The Company may terminate the GMM's employment for Cause. The Company shall have "Cause" to terminate the GMM's employment upon (A) the continued failure by the GMM to substantially perform her duties hereunder (other than a failure resulting from a disability as defined in subsection (b)) after written notice is delivered by the Company that specifically identifies the manner in which the GMM has not substantially performed her duties, or (B) the engaging by the GMM in knowing, illegal or grossly negligent conduct which is materially injurious to the Company monetarily or otherwise.

          d.   Without Cause.   The Company may terminate the GMM's
employment at any time without cause. A termination "without cause" is a termination of the GMM's employment by the Company for any reason other than those set forth in subsections
(a)[Death], (b)[Disability] or (c)[For Cause] of this paragraph.

          e. Termination by the GMM for Good Reason. The GMM may terminate her employment with the Company for Good Reason which shall be deemed to occur if she terminates her employment within six months after (i) written notice of a failure by the Company to comply with any material provision of this Agreement which failure has not been cured within ten days after such written notice of noncompliance has been given by the GMM to the Company, or (ii) a significant diminishment in the nature or scope of the authority, power, function or duty attached to the position which the GMM currently maintains without the express written consent of the GMM.

          f. Termination Following Change of Control. The GMM may terminate her employment with the Company within six months after a Change of Control, which shall be deemed to have occurred in the event of: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company, in a single or series of related transactions, after which sale or exchange the stockholders of the Company immediately prior to such transactions do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; (ii) a merger in which the Company is a party after which merger the stockholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company; or (iii) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one or more corporations where the stockholders of the Company before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred). Provided, however, that the GMM shall not be entitled to terminate her employment under this subsection in the event that the purchaser of the Company, or any successor by merger, consolidation or otherwise, or the entity to which all or a significant portion of the Company's assets have been transferred, shall have expressly assumed in writing all duties and obligations of the Company under this Agreement.

          g. Voluntary Termination. The GMM may voluntarily terminate her employment with the Company at any time. A termination of employment by the GMM pursuant to paragraph 6(e)[For Good Reason] or (f)[Change of Control] shall not be deemed a voluntary termination by the GMM for purposes of this Agreement or any plan or practice of the Company but shall be deemed an involuntary termination.

          h.   Non-Renewal.   If the GMM fails to request an extension
of this Agreement in accordance with paragraph 1, or if the Board shall fail to approve such request, this Agreement shall automatically expire at the end of its term. Such expiration shall not entitle the GMM to any compensation or benefits except as earned by the GMM through the date of expiration of this Agreement and set forth in paragraph 8(e). The parties shall have no further obligations to each other thereafter except as set forth in paragraphs 5 and 11.

     7.   Notice and Effective Date of Termination.

          a. Notice. Any termination of the GMM's employment by the Company or by the GMM during the term of this Agreement (other than as a result of death) shall be communicated by written notice of termination to the other party hereto. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the GMM's employment under that provision.

          b.   Date of Termination.   The date of termination shall be:

               (i) if the GMM's employment is terminated by her death, the date of her death;

              (ii) if the GMM's employment is terminated pursuant to paragraph 6(b)[Disability], the date of termination shall be the 31st day following delivery of the notice of termination;

             (iii) if the GMM's employment is terminated for any other reason by either party, the date on which a notice of termination is delivered to the other party; and

              (iv) if the Agreement expires pursuant to paragraph 6(h)[Non-Renewal], the parties' employment relationship shall terminate on the last day of the term of this Agreement without any notice.

     8.   Compensation and Benefits Upon Termination.

          a. Disability, Without Cause or For Good Reason. If the GMM's employment terminates pursuant to paragraph
6(b)[Disability], (d)[Without Cause] or (e)[For Good Reason], the
Company shall:

               (i)  Salary:   continue to pay the GMM her then-current
salary through the remaining term of this Agreement as defined in paragraph 1;

              (ii)  Bonus:   continue to pay the GMM an annual bonus(es)
throughout such remaining term; each such bonus shall be in an amount equal to the greater of (A) the GMM's bonus during the year prior to her termination or (B) the bonus that the GMM would have earned under the Company's bonus plan in the year that she was terminated had she remained in its employment; provided, however, that such post-termination bonuses shall not exceed the lesser of the 100% targeted amounts for those bonus payments in the prior and then-current year, and such bonuses shall not be paid until due under the Company's present bonus plan;

             (iii)   Stock Options:   with respect to any stock options
granted to the GMM by the Company, the GMM shall immediately become vested in any unvested stock options upon such termination; and

              (iv)   Restricted Stock:   with respect to any restricted
stock granted to the GMM by the Company which has not become vested as of such termination, the GMM shall immediately become vested in a pro rata portion of such unvested stock determined on the basis of the number of full months that have elapsed from the date of grant of such restricted stock. Such pro rata vesting shall be determined separately with respect to each portion of any restricted stock grant that is subject to a different restriction lapse date. That is, for each portion of any restricted stock grant that is subject to a different restriction lapse date, the GMM shall immediately become vested in the number of shares that equals (i) the quantity A divided by B times C minus (ii) the number of shares that have previously vested [(A/B x C)-D], where A is the number of full months that have elapsed from the date of grant to and including the date of termination, B is the number of months between the date of grant and the restriction lapse date, C is the number of shares that would otherwise become vested on that restriction lapse date and D is the number of shares that have previously vested. As a hypothetical example, presume the GMM had been granted 30,000 shares of restricted stock on January 1, 1996, and that the restrictions on that grant lapse as to 10,000 shares on January
1, 1997, 5,000 shares on January 1, 1998, and 15,000 shares on
January 1, 1999. If the GMM's employment terminated pursuant to paragraph 6(b) on July 1, 1996 (i.e., at a time when no shares had previously vested), the GMM would immediately become vested under this subsection (iv) in 5,000 of the shares whose restrictions were to lapse on January 1, 1997, 1,250 of the shares whose restrictions were to lapse on January 1, 1998, and 2,500 of the shares whose restrictions were to lapse on January
1, 1999.

The Company shall have no further obligations to the GMM as a result of such termination except as set forth in paragraph 11.

          b.   For Cause.   If the GMM's employment is terminated for
cause as defined in paragraph 6(c)(A)[Failure to Perform], the GMM shall receive the post-termination compensation and benefits described in paragraph 8(a)[Compensation and Benefits Upon Disability, Termination Without Cause or For Good Reason]. If the GMM's employment is terminated for cause as defined in paragraph 6(c)(B)[Materially Injurious Conduct], she shall only receive the post-termination compensation and benefits described in paragraph 8(d)[Compensation and Benefits Upon Voluntary Termination].

          c.   Change of Control.   Upon a Change of Control (whether
or not the GMM's employment terminates), the GMM shall immediately become vested in any shares of restricted stock granted to the GMM by the Company which had not vested prior to the Change of Control. In addition, if the GMM's employment terminates pursuant to paragraph 6(f)[Change of Control], the Company shall:

               (i)  Salary:   continue to pay the GMM her then-current
salary through the remaining term of this Agreement as defined in paragraph 1;

              (ii)  Bonus:   continue to pay the GMM her annual bonus(es)
throughout such remaining term; each such bonus shall be in an amount equal to the greater of (A) the GMM's bonus during the year prior to her termination or (B) the bonus that the GMM would have earned under the Company's bonus plan in the year that she was terminated had she remained in its employment; provided, however, that such post-termination bonuses shall not exceed the lesser of the 100% targeted amounts for those bonus payments in the prior and then-current year, and such bonuses shall not be paid until due under the Company's present bonus plan; and

             (iii)  Stock Options:   with respect to any stock options
granted to the GMM by the Company, the GMM shall immediately become vested in any unvested stock options upon such termination.

The Company shall reimburse the GMM for any excise taxes paid by the GMM pursuant to Internal Revenue Code section 4999 as a result of any "excess parachute payments" that she receives from the Company as determined under section 280G of said Code. This reimbursement shall not include any additional amount to cover the GMM's income or other taxes on such reimbursement. The Company shall have no further obligations to the GMM as a result of such termination except as set forth in paragraph 11.

          d.   Death or Voluntary Termination.   If the GMM's
employment terminates pursuant to paragraph 6(a)[Death] or 6(g)[Voluntary Termination], she (or her designee or her estate) shall be paid her salary through her termination date and not thereafter. She (or her designee or her estate) shall not be entitled to any bonus payments which were not fully earned prior to her termination date, and she (or her designee or her estate) shall not be entitled to any pro-rated bonus payment for the year in which her employment terminates. Any stock options granted to the GMM by the Company will continue to vest only through the date on which her employment terminates (provided, however, that if the GMM's employment terminates as a result of her voluntary termination (but not as a result of her death) within six months after a Change of Control, the GMM shall immediately become fully-vested in any unvested stock options previously granted to her by the Company) and any restricted stock that was granted to the GMM by the Company that is unvested as of the date on which her employment terminates will automatically be reacquired by the Company and the GMM (or her designee or her estate) shall have no further rights with respect to such restricted stock. The
Company shall have no further obligations to the GMM as a result of the termination of her employment pursuant to paragraph 6(a)[Death] or 6(g)[Voluntary Termination] except as set forth in paragraph 11.

          e. Non-Renewal. If the Agreement expires as set forth in paragraph 6(h)[Non-Renewal], the Company shall have no further obligations to the GMM except as set forth in paragraph 11 and except that with respect to any restricted stock granted to the GMM by the Company which has not become vested as of such expiration date, the GMM shall immediately become vested in a pro rata portion of such unvested stock determined on the basis of the number of full months that have elapsed from the date of grant of such restricted stock (as described more fully in paragraph 8(a)(iv)).

     9.   Employment and Post-Employment Restrictions.   The
Company and GMM acknowledge that the Company has a special interest in and derives significant benefit from the unique skills and experience of the GMM. In addition, the GMM will use and have access to some of the Company's proprietary and valuable Confidential Information during the course of GMM's employment. Accordingly, except as hereafter noted, during the term of GMM's employment with the Company and in the event that the GMM voluntarily terminates her employment with the Company prior to March 1, 1999, GMM agrees that for a period of three years following her voluntary termination pursuant to paragraph 6(g), she shall not provide any labor, work, services or assistance to (whether as an officer, director, employee, partner, agent, owner, independent contractor, stockholder or otherwise) Burlington Coat Factory Warehouse Corporation, Dillard Department Stores, Inc., Filene's Basement Corp., The Federated Stores, The May Department Stores Company, The TJX Companies, Inc. and Value City Department Stores, Inc. as well as all subsidiaries, divisions and/or the surviving entity of any of the above that do business in the retail industry in the case of a merger or acquisition. However, this subsection shall not prohibit GMM from making any investment of 1% or less of the equity securities of any publicly-traded corporation that is engaged in any business of the type or character engaged in by the Company. The preceding sentence shall have no force and effect in the event that (i) GMM's employment with the Company is terminated (1) by the Company pursuant to paragraph 6(c)[with Cause], 6(d)[without Cause] or (2) by GMM pursuant to either paragraph 6(e)[Termination by the Executive for Good Reason] or paragraph 6(f)[Termination Following Change of Control] or (ii) the Company fails to approve or grant an extension of this Agreement in accordance with paragraph 1 hereof.

     During the term of GMM's employment with the Company and for a period of three years following the termination of that employment for any reason, GMM shall not directly or indirectly solicit any other employee of the Company to terminate his or her employment with the Company.

     10. Exercise of Stock Options Following Termination. If the GMM's employment terminates pursuant to paragraph 6(a)[Death] or (b)[Disability], she (or her estate) may exercise her right to purchase any vested stock under the stock options granted to her by the Company for up to one year following the date of her termination, but not later than the termination date of such options. In all other instances, she may exercise that right for up to three months following the date of her termination, but not later than the termination date of such options. All such purchases must be made by the GMM in accordance with the applicable stock option plans and agreements between the parties.

     11. Insurance and Indemnity. The Company shall, to the extent permitted by law, include the GMM during the term of this Agreement under any directors and officers liability insurance policy maintained for its directors and officers, with coverage at least as favorable to the GMM in amount and each other material respect as the coverage of other directors and officers covered thereby. This obligation to provide insurance and indemnify the GMM shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the GMM occurring during the GMM's employment with the Company or with any affiliated company. Such obligations shall be binding upon the Company's successors and assigns and shall inure to the benefit of the GMM's heirs and personal representatives.

     12.  Successors; Binding Agreement.   This Agreement and all
rights of the GMM hereunder shall inure to the benefit of and be enforceable by the GMM's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the GMM should die while any amounts would still be payable to her hereunder all such amounts shall be paid in accordance with the terms of this Agreement to the GMM's written designee, or if there be no such designee, to the GMM's estate.

     13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the GMM:           Barbara Levy
                              c/o Ross Stores, Inc.
                              1372 Broadway, Tenth Floor
                              New York, NY  10018

     If to the Company:       Ross Stores, Inc.
                              8333 Central Avenue
                              Newark, CA 94560-3433
                              Attention:  Corporate Secretary

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     14. Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the GMM and the chairman of the Compensation Committee of the Board or such other person as may be designated by the Board. This Agreement, along with any stock option or restricted stock agreements between the parties, constitute the entire agreement between the parties regarding their employment relationship. To the extent that this Agreement is in any way inconsistent with any prior restricted stock or stock option agreements entered into after February 17, 1993, between the parties, this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     15. Governing Law; Severability. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     16. Mitigation. In the event the GMM's employment with the Company terminates for any reason other than death, the GMM shall be obligated to seek other employment following such termination in order to mitigate payments that the Company may be required to make to her or for her benefit hereunder. Such obligation shall not apply during any period in which the GMM is disabled. If the GMM obtains other employment during any period in which she is entitled to receive continued salary or bonus payments under paragraph 8, any salary or bonus payments earned by the GMM during such period shall reduce the Company's obligation to pay continued salary and/or bonus payments under paragraph 8 by the amount of the salary and/or bonus payments so earned by the GMM.

     17. Withholding. All payments required to be made by the Company hereunder to the GMM or her estate or beneficiaries shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable law. To the extent permitted, the GMM may provide all or any part of any necessary withholding by contributing Company stock with value, determined on the date such withholding is due, equal to the number of shares contributed multiplied by the closing NASDAQ price on the date preceding the date the withholding is determined.

     18.  Arbitration.   In the event of any dispute or claim
relating to or arising out of the parties' employment relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, race, sex, disability or other discrimination), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Alameda County, California; provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information or to any disputes or claims relating to or arising out of GMM's failure to comply with the requirements of paragraph 9 regarding Employment and Post-Employment Restrictions.

     19. Attorneys' Fees. Each party shall bear its own attorneys' fees and costs incurred in any action or dispute arising out of this Agreement.

     20. Miscellaneous. No right or interest to, or in, any payments shall be assignable by the GMM; provided, however, that this provision shall not preclude GMM from designating in writing one or more beneficiaries to receive any amount that may be payable after GMM's death and shall not preclude the legal representative of GMM's estate from assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of the GMM, her heirs and legal representatives and the Company and its successors.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date and year first above written.

          ROSS STORES, INC.


     By:  /s/Stephen F. Joyce                     /s/Barbara Levy
     Title: Sr. Vice President, Human Resources   Barbara Levy